Exhibit 8.1

April 13, 2020

Overstock.com, Inc.

799 W. Coliseum Way

Midvale, UT 84047

Re: Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as counsel to Overstock.com, Inc., a Delaware corporation (“Overstock”), in connection with the distribution of its Digital Voting Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), which shall be payable at a ratio of 1:10, meaning that one share of Series A-1 Preferred Stock will be issued for every ten shares of common stock, ten shares of Series A-1 Preferred Stock, or ten shares of Voting Series B Preferred Stock held by all holders of such shares as of the record date (the “Dividend”). This opinion is being delivered in connection with the registration statement on Form S-3 (Registration No. 333-233913) (the “Registration Statement”) filed by Overstock with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the filing by Overstock of the Prospectus Supplement, dated April 13, 2020, to the base prospectus, dated April 1, 2020, that forms a part of such Registration Statement on Form S-3 (the “Prospectus”) relating to the offer, issuance and distribution of the Series A-1 Preferred Stock pursuant to the Dividend.

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) Prospectus, (ii) the Amended and Restated Certificate of Designation of the Series A-1 Preferred Stock, (iii) the Amended and Restated Certificate of Designation of the Voting Series B Preferred Stock, and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Dividend will be effected in accordance with the Prospectus, and (ii) the information set forth in the Prospectus and the statements concerning the Dividend therein are true, complete and correct and will remain true, complete and correct at all times up to and including the Payment Date (as defined in and contemplated by the Prospectus).

In rendering our opinion, we have considered the applicable provisions of (i) the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”) as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect) and such other authorities as we have considered relevant.

Based upon and subject to the qualifications, assumptions and limitations set forth herein and in such discussion, the statements of law and legal conclusions contained in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences,” constitute our opinion as to the material U.S. federal income tax consequences of the receipt of the Series A-1 Preferred Stock pursuant to the Dividend and the ownership, conversion and disposition of the Series A-1 Preferred Stock.

Overstock.com, Inc. April 13, 2020 Page 2

The foregoing opinion reflects our best professional judgment as to the correct United States federal income tax consequences of the matters that it addresses. Our opinion is expressly conditioned on, among other things, the accuracy of all such facts, information, statements and representations as of the date hereof. Any material change in the law, authorities, or facts referred to, set forth, relied upon or assumed herein, or in the transaction documents could affect the conclusions stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) that would cause any statement, representation or assumption herein to no longer be true or correct.

Except as set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Dividend or any transaction related thereto or contemplated thereby. We consent to the filing of this opinion as an exhibit to Overstock’s Current Report on Form 8-K filed on the date hereof, which will be incorporated by reference into the Registration Statement, and to the reference to Bryan Cave Leighton Paisner LLP under the heading “Material U.S. Federal Tax Income Consequences” in the Prospectus. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement, or revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ BRYAN CAVE LEIGHTON PAISNER LLP